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                                                                    Exhibit 23.1

                               Consent of KPMG LLP

The Board of Directors
FMC Technologies, Inc.

We consent to the incorporation by reference in this Registration Statement of FMC Technologies, Inc. on Form S-8 of our report dated February 9, 2001 relating to the combined balance sheets of FMC Technologies, Inc. as of December 31, 1999 and 2000, and the related combined statements of income, cash flows, and changes in stockholder's equity for each of the years in the three-year period ended December 31, 2000, which report appears in the registration statement on Form S-1 (No. 333-55920) of FMC Technologies, Inc.

/s/ KPMG LLP

Chicago, Illinois
January 2, 2002